Exhibit 99

NEWS

For Release August 12, 2002 at 1:45 p.m. PST:

WJ Communications Announces Changes to Management Team

Dr. Neil Morris Joins as Chief Technology Officer

Javed Patel Joins as Senior Vice President of Marketing and Business Development

CFO Bill Slakey Resigns to Pursue Another Business Opportunity

San Jose, California August 12, 2002 - WJ Communications, Inc (NASDAQ-WJCI), a leading designer and supplier of high-performance RF semiconductors and multi-chip modules, today announced three changes to its management team: the appointment of Dr. Neil Morris as chief technology officer, the appointment of Javed Patel as senior vice president of marketing and business development, and the resignation of Bill Slakey, chief financial officer.

Dr. Neil Morris Appointed CTO

Effective today, Dr. Neil Morris has joined the company as chief technology officer, bringing over 25 years of industry leadership and academic experience.  Prior to joining WJ Communications, Dr. Morris was senior director of advanced technology for Philips Semiconductors, a global leader in RF technology, where he was responsible for the company’s semiconductor technology development and product introductions for advanced wireless and RF applications.  Over a five year period, Dr. Morris held various domestic and international management positions at Philips Semiconductors and was a key contributor to the success of the company in mobile phone markets (DECT, CDMA, and TDMA applications).

Dr. Morris has also held an array of senior management positions at other leading semiconductor companies including Mitel Semiconductors, Thesys Microelectronic Systems (Germany) and LSI Logic (U.K).  Dr. Morris has a Ph.D. in Semiconductors and a B.Sc. with honors in Electronics from the University of Surrey, United Kingdom.

“Neil’s strategic and technical expertise in the field of RF semiconductor development make him the ideal person to set WJ’s technical agenda and manage the company’s technology roadmap,” said Dr. Michael R. Farese, Ph.D., president and CEO of WJ Communications.  “We are very fortunate to have such an industry leader join our executive management team and we look forward to benefiting from his wealth of experience in RF semiconductors and wireless technology.”

Javed S. Patel Joins as Senior Vice President of Marketing and Business Development

WJ Communications also announced today that Javed Patel has joined the company as senior vice president of marketing and business development.  Mr. Patel brings over 20 years of experience in the wireless and broadband communications industry.  Before joining WJ Communications, Mr. Patel was vice president of sales and marketing for Tropian Incorporated, a private RF semiconductor company.  Prior to Tropian, Mr. Patel worked for 15 years at Anadigics, a leading RF semiconductor company.  At Anadigics, Mr. Patel was a key member of the management team from the company’s inception. He was responsible for managing all aspects of the Company’s marketing, direct and indirect global sales force and field application engineers.  Mr. Patel has an M.B.A. degree from Drexel University, Philadelphia, PA, and he received both M.S. and B.S. degrees in electrical engineering from the University of Kansas, Lawrence, KS.

“Javed has an exceptional record of marketing leadership in the RF semiconductor field,” said Michael R. Farese.  “As we position WJ Communications for continued growth in semiconductors, his proven track record of opening doors to design-in opportunities at major wireless infrastructure manufacturers worldwide will be important to our continued success.  We are pleased to attract executives with the experience of Neil and Javed and believe this is a strong testament to the quality of WJ Communications’ semiconductor products and engineering.”

William Slakey Resigns as CFO

WJ Communications also today announced that William Slakey will be leaving his position as Chief Financial Officer at the end of August to pursue another business opportunity.  The company has already commenced an extensive search for his replacement.

“Bill has been a valuable member of our executive team and he has a business opportunity that strikes a very personal chord to him,” said Michael R. Farese.  “While Bill’s departure is unfortunate, we continue to strengthen our management team and are confident we will find a qualified executive to replace him. We wish Bill the very best in his future endeavors.”

About WJ Communications

WJ Communications Inc. is a leading RF semiconductor company focusing on the design and manufacture of high-quality devices and multi-chip modules (MCMs) for telecommunications systems worldwide.  WJ’s highly reliable amplifier, mixer, RF IC and MCM products are used to transmit and receive signals that enable current and next generation wireless and wireline services.  For more information visit www.wj.com or call (408) 577-6200.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements including financial projections, statements as to the plans and objectives of management for future operations, and statements as to the Company’s future economic performance, financial condition or results of operations.  These forward-looking statements are not historical facts but rather are based on current expectations and our beliefs.  The Company’s actual results may differ materially from those projected in these forward-looking statements as a result of a number of factors including those described from time to time in the Company’s filings with the Securities and Exchange Commission.  Readers of this release are cautioned not to place undue reliance on these forward-looking statements.  The Company undertakes no obligation to publicly update or revise the forward-looking statements contained herein to reflect changed events or circumstances after the date of this press release.

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Investor Relations Contacts:  Chris Danne or Brinlea Johnson, Ph:  415-217-7722

Email:  chris@blueshirtgroup.com, brinlea@blueshirtgroup.com